Exhibit 99.1

News Release

1601 Bryan Street Dallas, Texas 75201-3411	FOR IMMEDIATE RELEASE

TXU Reports Substantially Improved Fourth Quarter and Full Year Results

Reflects Benefits of Performance Improvement Program and 2004 Restructuring Initiatives

DALLAS – February 2, 2006 – TXU Corp. (NYSE: TXU) today reported consolidated results for the fourth quarter and full year ended December 31, 2005.

•	TXU reported net income available to common shareholders of $356 million, $0.74 per share,[1] for the fourth quarter 2005 compared to a net loss available to common shareholders of $625 million, $1.16 per share, for the fourth quarter 2004.

•	Reflecting the successful execution of the company’s ongoing restructuring and performance improvement program, operational earnings[2] per share for the fourth quarter 2005 increased 153 percent relative to the fourth quarter 2004. Operational earnings, which exclude special items and discontinued operations,[3] extraordinary gains or losses, and cumulative effect of changes in accounting principles, were $414 million, $0.86 per share, during the fourth quarter 2005 compared to $184 million, $0.34 per share, for the fourth quarter 2004.

•	For the full year 2005, TXU reported net income available to common shareholders of $1.712 billion, $2.50 per share, compared to a net loss available to common shareholders of $386 million, $0.64 per share, for 2004.

•	Operational earnings per share for the full year 2005 increased 136 percent relative to 2004. In 2005, operational earnings were $1.615 billion, $3.33 per share, compared to $887 million, $1.41 per share, for 2004. Operational earnings are reconciled to reported earnings in Table 3b on page 6.

•	TXU’s outlook for operational earnings for 2006 remains at a range of $5.50 to $5.75 per share of common stock, with the midpoint representing a 69 percent increase over 2005, and the outlook for 2007 operational earnings remains at a two percent increase relative to the midpoint of the 2006 outlook.

After the successful restructuring of the company in 2004, TXU substantially completed the implementation of a broad-based continuous improvement program in 2005. The success of these efforts is evident in the company’s 2005 fourth quarter and annual results.

Reported Earnings

For the fourth quarter 2005, TXU’s reported earnings were $356 million as compared to a net loss available to common shareholders of $625 million in the fourth quarter 2004. TXU’s reported earnings for the fourth quarter 2005 included an $8 million, $0.02 per share, charge for the cumulative effect of adopting FIN 47, “Accounting for Conditional Asset Retirement Obligations” and a $50 million after tax, $0.10 per share, extraordinary loss arising from an agreement to acquire the equity interest in a lease trust, which resulted in consolidation of the trust under FIN 46 (R), “Consolidation of Variable Interest Entities”. The lease trust owns nine combustion turbines leased to TXU and has related debt outstanding. For the fourth quarter 2004, reported earnings included a $288 million, $0.53 per share, loss from discontinued operations and a $10 million, $0.02 per share, benefit from the cumulative effect of changes in accounting principles.

Income from continuing operations was $414 million, $0.86 per share, for the fourth quarter 2005 compared to a $341 million, $0.64 per share, loss from continuing operations for the comparable prior-year period. The loss from continuing operations for the fourth quarter 2004 included special charges totaling $531 million, $0.97 per share, primarily related to TXU’s restructuring and performance improvement program. See Tables 2a and 3a on pages 5 and 6 for details. Special items are listed in Appendix Tables A1 and A2 on page 15.

[1]	A summary of the calculations of diluted earnings per share for the quarter and year-to-date periods is provided in Tables 2a and 2b on page 5. Share counts and per share amounts for all reported periods reflect the 2-for-1 stock split, effected in the form of a 100 percent stock dividend, which occurred on December 8, 2005.
[2]	Operational earnings is a non-GAAP measure that adjusts net income for special items and income or losses that are not related to continuing operations. See Attachment 1: Financial Definitions for a detailed definition of operational earnings and other GAAP and non-GAAP financial measures used in this release.
[3]	See Appendix Table K for details of discontinued operations.

Reported earnings for the full year 2005 were $1.712 billion, $2.50 per share, compared to a $386 million, $0.64 per share, net loss available to common shareholders for 2004. For 2005 and 2004, reported earnings included income from discontinued operations of $5 million ($0.01 per share) and $378 million ($0.63 per share), respectively. Full year 2005 reported earnings also included the $8 million, $0.02 per share, charge for the cumulative effect of changes in accounting principles and the $50 million, $0.10 per share, extraordinary loss previously described. For 2004, reported earnings include a $10 million, $0.02 per share, benefit from the cumulative effect of changes in accounting principles and a $16 million, $0.03 per share, extraordinary gain.

Full year 2005 income from continuing operations was $1.775 billion, $2.63 per share, compared to $81 million, $0.13 per share, for 2004. Income from continuing operations for 2005 included $150 million, $0.31 per share, of special credits, primarily associated with income tax benefits and litigation settlement insurance proceeds, net of transitional Capgemini outsourcing costs and other restructuring-related expenses. For the comparable 2004 period, income from continuing operations included $828 million, $1.29 per share, of special charges, primarily related to TXU’s restructuring and performance improvement plan initiated in 2004 and substantially completed in 2005.

For purposes of calculating the 2005 year-to-date reported earnings per share (see Table 2b), net income available to common shareholders was reduced by $498 million, or $1.02 per share, due to the true-up of the company’s accelerated share repurchase program, for the difference between the initial price of the shares and the actual cost of the shares repurchased by the counterparty under the program. This amount represented the change in fair value during 2005 of the true-up liability, which TXU intended to settle in cash. The actual cash true-up of $523 million, including fees and expenses, was paid in May 2005 upon completion of the program.

Operational Earnings

Fourth quarter operational earnings increased 153 percent to $0.86 per share in 2005 from $0.34 per share in 2004. The strong results reflected improvements in contribution margins and reductions in selling, general and administrative (SG&A) expense, demonstrating the continued successful execution of TXU’s restructuring and performance improvement program. The earnings per share improvement also shows the impact of fewer average common shares outstanding, partially offset by increased corporate expenses. Average common shares declined primarily due to TXU’s repurchase of 12 million shares of common stock in November 2005 and the incremental effect of the 108 million shares (split-adjusted) repurchased during the fourth quarter 2004. In November 2005, the TXU Corp. board of directors authorized the repurchase of 34 million shares of common stock. With the 12 million shares repurchased in the fourth quarter 2005, 22 million shares remain available for repurchase during 2006 under this authorization.

Operational earnings for the full year 2005 were $1.615 billion, $3.33 per share, compared to $887 million, $1.41 per share for 2004, a 136 percent increase in per share earnings. The results reflect the TXU Energy Holdings and TXU Electric Delivery segments’ improved operational performance, reduced preference stock dividends and fewer average common shares outstanding, partially offset by increased corporate interest expense.

Operational earnings are discussed in more detail beginning on page 7 under Consolidated Operational Earnings Summary.

“I’m pleased with our quarterly and full-year results, especially during such tough, volatile market conditions,” said C. John Wilder, TXU chairman and CEO. “We delivered substantial improvement in operational earnings, operating cash flow, and return on invested capital, ahead of the targets we set in 2004. These financial achievements were driven by solid operating performance and very strong underlying fundamentals, such as the record performance from our baseload generation plants this year, substantially reduced fixed costs, a 40% improvement in safety performance, substantially improved customer service, and a record year in TXU Electric Delivery.”

Earnings Teleconference Today

TXU will host a teleconference with financial analysts to discuss its fourth quarter 2005 results at 10:00 a.m. Central (11:00 a.m. Eastern) today. The telephone numbers are 800-309-0343 in the United States and Canada and 706-634-7057 internationally, with confirmation code 4270967. The teleconference will be web cast live on TXU Corp.’s web site at www.txucorp.com.

Table 1 provides a recap of operational highlights for 2005 and January 2006.

Table 1: 2005 Highlights

Highlight

Operational Excellence:

•	Implemented a comprehensive plan to drive performance improvements, fund core business development opportunities, and explore targeted value-creating transactions.

•	Outperformed the goals of the three-year, $1.3 billion EBIT performance improvement program launched in late 2004, generating $1.2 billion of EBIT improvements in 2005 alone.

•	Set company record production levels for lignite and nuclear generation, successfully optimizing output and cost through application of the TXU Operating System. The lignite fleet achieved its highest output ever. The nuclear plant achieved its highest output for a year with two refueling outages and the third-best year for overall performance in its 15-year history. The increased production levels were accomplished while reducing total baseload fuel and operating costs per megawatt-hour by two percent.

•	Announced a $2.5 billion investment plan to build two new lignite-fired generation facilities, the 1,720 megawatt Oak Grove facility and the 600 megawatt Sandow unit. These environmentally advanced projects will leverage TXU’s expertise in operating lignite plants, add needed capacity, enhance the Electric Reliability Council of Texas (ERCOT) market’s fuel diversity, provide investment in Texas, and take advantage of TXU’s existing lignite reserves at Oak Grove and build upon the company’s long operating experience and customer relationship at Sandow. TXU will leverage the TXU Operating System, the industry’s first application of lean operating techniques, to drive down construction costs and time.

•	Achieved the best safety performance in the company’s history, reaching top decile level for lost time incident rate and top quartile for the other key metrics.

•	Increased capital investment in the TXU Electric Delivery network by 24 percent, resulting in a record 380 new or rebuilt circuit miles of transmission lines and extension of the distribution infrastructure to nearly 70,000 new locations. In addition, TXU Electric Delivery made significant progress on new technology programs intended to elevate the business from consistent top-quartile reliability and cost performance to top-decile industry leadership.

•	Announced an agreement with CURRENT Communications Group to transform TXU Electric Delivery’s power distribution network into the nation’s first broadband-enabled smart grid, which will enable increased network reliability and power quality and improved outage detection and service restoration.

•	Reduced retail bad debt expense by 44 percent, adding approximately $41 million in operating income.

•	To assist customers who need help with their electricity bills, the company is contributing $15 million over three years to its Energy Aid program and supporting the low-income discount program for TXU Energy customers, as described further below.

•	Received the Edison Electric Institute’s Emergency Assistance award for TXU Electric Delivery’s outstanding efforts to help other electric utilities restore power in the wake of Hurricanes Katrina, Rita, and Wilma. Altogether, TXU crews restored power to 640,000 customers affected by the hurricanes.

•	Named a National Leader by the Texas Commission on Environmental Quality and the U.S. Environmental Protection Agency in the Clean Texas-Cleaner World program for Comanche Peak’s leadership and initiative in developing environmental programs and encouraging public participation. Comanche Peak is the nation’s only nuclear plant and one of only 25 Texas businesses to receive such an award.

•	Honored with the state’s top mining land reclamation award by the Railroad Commission of Texas as well as an honorable mention from the national Interstate Mining Compact Commission.

Market Leadership:

•	Maintained market-leading electric delivery performance, ranking first in six of seven Public Utility Commission of Texas (PUC) market metrics. These metrics measure the timeliness of processing transactions needed for customer switching, customer move-ins, scheduling power, invoicing customers and market settlement, and were established to measure the success of transmission and distribution companies in facilitating customer transactions in the competitive Texas electricity market.

•	Maintained the commitment to providing world-class customer service. Customer service response times continued to improve: average speed of answer was 11 seconds, a 73 percent improvement; the interactive voice response processing time of 79 seconds was down by 24 percent; and PUC complaints declined by 8 percent.

•	Introduced the “Peace of Mind” program for retail customers, dedicated to helping consumers manage the risk of rising energy costs created by record-high natural gas costs. The Peace of Mind program includes the “Freedom Plan” offer that allows North Texas consumers to freeze their electricity price at beginning of the year levels for all of 2006. It also includes another option called “Price Guarantee 24” that provides protection against price increases for customers who sign up for two years.

•	Implemented two Price-to-Beat (PTB) fuel-factor adjustments to help manage through difficult market conditions.

•	Launched TXU Energy Rewards+ TM, a unique industry loyalty program, which awards customers Rewards Dollars that can be redeemed for discounts on merchandise, hotel rooms, dining and other services. More than 189,000 customers enrolled in 2005.

Market Leadership (continued):

•	Made an unprecedented commitment, as part of the Peace of Mind program, to provide up to $25 million in discounts for low-income customers who previously qualified for a program discontinued by the Texas Legislature. TXU Energy is the only Texas retailer to commit to funding this program through all of 2006 to assist customers most in need.

•	Contributed $410,000 in corporate, employee, and supplier donations to the Power of Hope Fund for long-term assistance to hurricane victims, and expanded hurricane relief efforts to $1 million to help affected TXU Energy customers across the state. This is in addition to the $15 million over three years that the company will contribute to the TXU Energy Aid program.

Risk/Return Mindset:

•	Improved credit metrics, EBITDA to interest and debt to EBITDA, from third- and fourth-quartile industry levels in 2003 to at or near top-quartile industry levels by the end of 2005.

•	Increased TXU’s capacity under the credit facilities to $5 billion and lowered the cost and extended the terms of the facilities as part of its ongoing efforts to improve liquidity and financial flexibility.

•	Launched a growth strategy, the execution of which, along with TXU Corp.’s capital allocation model and ongoing performance improvements is expected to result in near-term (five years) earnings per share growth rate of five percent, including the impact of any potential value-creating transactions.

•	Increased the regular quarterly dividend by 47 percent and executed a two-for-one stock split in the form of a 100 percent stock dividend.

•	Authorized the repurchase of up to 34 million shares of common stock on a split-adjusted basis through the end of 2006, with the intent of providing capital distribution to shareholders at a top-quartile performance level, subject to maintaining financial flexibility and strength for an uncertain industry environment. Twelve million of these shares were repurchased in November 2005.

•	Settled litigation with billions of dollars of potential exposure, including a shareholder class-action suit filed in October 2002 and potential claims related to TXU Europe Ltd. (TXU Europe) and its affiliates and major creditor groups. The agreements removed uncertainty, eliminated distractions, and closed a difficult chapter in the company’s history.

•	Executed a multi-year hedging strategy to mitigate more than 95 percent of TXU’s estimates of the natural gas price exposure embedded in its generation, retail and wholesale market portfolio through 2008 while maintaining long-term heat-rate exposure.

Performance Management:

•	Implemented management-development processes and high-performance standards and targets in all the businesses. Strides were made to help TXU’s businesses, management, and employees grow and develop within a high-performance culture. The top 35 officers went through an intensive assessment and development process; improved performance management tools were rolled out to all employees; and the company conducted a comprehensive succession planning and talent review with the board of directors to ensure management development and continuity.

•	Realigned management of the TXU Energy Holdings segment of TXU Corp. from two to three business units, splitting the retail and wholesale operations into TXU Energy, the company’s retail business, and TXU Wholesale, the business that optimizes the purchases and sales of energy for TXU Power (generation) and TXU Energy (retail) businesses in the competitive wholesale market. The new organization structure will create distinct opportunities for value enhancement across the generation, wholesale, and retail businesses of the TXU Energy Holdings segment.

•	Elected James A. Burke chairman and CEO of TXU Energy, Michael T. McCall chairman and CEO of TXU Wholesale, and Stan Szlauderbach senior vice president and controller of TXU Corp. Announced that Robert S. Shapard had joined the company’s management team as a strategic advisor, hired Kris Hillstrand, chief information officer, and Riz Chand, senior vice president, human resources, the latter to help drive implementation of robust performance management and employee development processes.

•	Continued to achieve ongoing initiatives regarding corporate governance excellence, including the following: added three high caliber, independent directors to the TXU Corp. Board of Directors; accelerated expiration of TXU Corp.’s shareholder rights plan; instituted stock ownership guidelines for directors and officers; strengthened policies regarding insider trading; and enhanced the role of the lead independent director.

Consolidated Results

Tables 2a and 2b below provide the shares and adjustments included in the calculation of diluted earnings per share for reported and operational earnings for fourth quarter and year-to-date 2005 and the comparable 2004 periods.

Table 2a: Summary Calculation of Earnings Per Share4

Q4 05 and Q4 04; $ millions, million shares, $ per share

Factor	Q4 05 Reported	Q4 05 Operational	Q4 04 Reported	Q4 04 Operational
Net income (loss) available to common shareholders	356	—	(625)	—
Operational earnings	—	414	—	184
Convertible senior notes adjustment4/rounding	1	1	—	—
Diluted earnings used in per share calculation	357	415	(625)	184
Average shares for diluted earnings calculation
Diluted shares	485	485	539	548
Diluted earnings per share	0.74	0.86	(1.16)	0.34

Table 2b: Summary Calculation of Earnings Per Share5

YTD 05 and YTD 04; $ millions, million shares, $ per share

Factor	YTD 05 Reported	YTD 05 Operational	YTD 04 Reported	YTD 04 Operational
Net income (loss) available to common shareholders	1,712	—	(386)	—
Operational earnings	—	1,615	—	887
Interest on convertible senior notes, EPMI payments	1	1	—	18
ASR true-up5	(498)	—	—	—
Diluted earnings used in per share calculation	1,215	1,616	(386)	905
Average shares for diluted earnings calculation
Basic shares	—	—	600	—
Diluted shares	486	486	—	641
Diluted earnings per share	2.50	3.33	(0.64)	1.41

[4]	For the fourth quarter 2005, the dilution calculation for reported and operational earnings reflects the addition to net income of interest on convertible senior notes of $0.3 million after tax and the addition to shares outstanding of 11.4 million shares related to the effect of share-based compensation (7.2 million), equity-linked securities (2.7 million), and convertible senior notes (1.5 million). For the fourth quarter 2004 operational earnings per share, the dilution calculation reflects the addition to net income available to common shareholders of interest on convertible senior notes of $0.2 million after tax and the addition to shares outstanding of 8.4 million shares related to the effect of share-based compensation (6.7 million), convertible senior notes (1.5 million), and equity-linked securities (0.2 million).
[5]	For 2005, the dilution calculation for reported and operational earnings reflects the addition to net income of interest on convertible senior notes of $1 million after tax and the addition to shares outstanding of 10.5 million shares related primarily to the effect of share-based compensation (6.6 million), equity-linked securities (2.4 million), and convertible senior notes (1.5 million). The diluted earnings per share calculation for 2005 reported earnings also reflects a reduction to net income of $498 million ($1.02 per share) for the difference between the actual May 2005 cash true-up of the company’s share repurchase program and the fair value of the liability estimated at December 31, 2004. For year-to-date 2004, reported earnings per share are based upon basic shares because common stock equivalents are not dilutive. For the 2004 operational earnings dilution calculation, the $17 million, after-tax, of distributions on TXU Energy Holdings’ Exchangeable Preferred Membership Interests (EPMI) and $1 million after-tax interest expense on the convertible senior notes are added to net income and 40.6 million shares are added to outstanding shares related to the EPMI (36.5 million), effect of the share-based compensation (2.6 million), and convertible senior notes (1.5 million).

Tables 3a and 3b below reconcile operational earnings to reported net income available for common stock.

Table 3a: Reconciliation of Operational Earnings to Reported Net Income Available to Common Shareholders

Q4 05 vs. Q4 04; $ millions and $ per share after tax

Factor	Q4 05 $ Millions	Q4 05 $ Per Share	Q4 04 $ Millions	Q4 04 $ Per Share
Net income (loss) available to common shareholders	356	0.74	(625)	(1.16)
Discontinued operations	—	—	288	0.53
Extraordinary loss	50	0.10	—	—
Cumulative effect of change in accounting principle	8	0.02	(10)	(0.02)
Preference stock dividends	—	—	6	0.01
Income (loss) from continuing operations	414	0.86	(341)	(0.64)
Effect of share dilution adjustments/rounding	—	—	—	0.02
Preference stock dividends	—	—	(6)	(0.01)
Special items	—	—	531	0.97
Operational earnings	414	0.86	184	0.34

Table 3b: Reconciliation of Operational Earnings to Reported Net Income Available to Common Shareholders

YTD 05 vs. YTD 04; $ millions and $ per share after tax

Factor	YTD 05 $ Millions	YTD 05 $ Per Share	YTD 04 $ Millions	YTD 04 $ Per Share
Net income (loss) available to common shareholders	1,712	2.50	(386)	(0.64)
Discontinued operations	(5)	(0.01)	(378)	(0.63)
Extraordinary (gain) loss	50	0.10	(16)	(0.03)
Cumulative effect of change in accounting principle	8	0.02	(10)	(0.02)
Buyback premium on EPMI	—	—	849	1.41
Preference stock dividends	10	0.02	22	0.04
Income (loss) from continuing operations	1,775	2.63	81	0.13
Effect of ASR true-up	—	1.02	—	—
Effect of share dilution adjustments/rounding	—	0.01	—	0.03
Preference stock dividends	(10)	(0.02)	(22)	(0.04)
Special items	(150)	(0.31)	828	1.29
Operational earnings	1,615	3.33	887	1.41

Special items for 2005 totaled a credit of $150 million after tax, $0.31 per share. This benefit related primarily to the reduction of $138 million of the company’s deferred tax asset valuation allowance, due to the anticipated use of additional capital losses related to the 2002 write-off of its investment in TXU Europe, and additional insurance proceeds of $23 million ($35 million before tax) related to the settlement of the securities class action lawsuit announced in January 2005. Special items for 2005 are described in greater detail in Appendix Table A2.

Special items in the fourth quarter and full year 2004 periods primarily relate to TXU’s major restructuring and performance improvement program. Because of the nature and significance of these items, presentation of results after adjustment for the items allows for a more meaningful analysis of the underlying performance of the business. Special items in the fourth quarter 2004 relate primarily to debt retirement expenses associated with the company’s liability management program, lease termination and impairment expenses related principally to gas-fired combustion turbines and certain mining equipment, expenses associated with the termination of a power purchase and tolling agreement and realization of the deferred gain on the sale of the related power plants, accrual of a reserve for the rate case settlement in the Electric Delivery segment and severance and certain other expenses related to the company’s performance improvement program initiated in 2004, somewhat offset by the adjustment to a litigation settlement reserve as a result of settlement of a class action suit. Special items for the 2004 year-to-date period also include software project write-offs related to the business services outsourcing partnership, Capgemini Energy, other severance-related charges arising from organizational realignments, a write-down of spare parts inventories for excess items on hand, impairments of generation-related assets due to closures, one-time compensation expenses and the expense for settlement of a class action lawsuit, partially offset by income tax benefits associated with the 2002 write-off of the TXU Europe investment. Special items for the fourth quarter and full year 2004 periods are described in greater detail in Appendix Table A1 and A2.

Consolidated Operational Earnings Summary

Table 4 below provides a consolidated summary of major drivers of operational earnings per share. A more detailed discussion of contributions and drivers by segment is provided in Business Segment Results beginning on page 8.

Table 4: Consolidated — Operational Earnings Reconciliation

Q4 04 to Q4 05 and YTD 04 to YTD 05; $ millions and $ per share

Earnings Factor	QTR $ Millions	QTR $ Per Share	YTD $ Millions	YTD $ Per Share
04 operational earnings	184	0.34	887	1.41
TXU Energy Holdings segment	256	0.47	689	1.07
TXU Electric Delivery segment	(6)	(0.01)	64	0.10
Corporate expenses	(20)	(0.04)	(25)	(0.04)
Effect of reduced shares	—	0.10	—	0.79
05 operational earnings	414	0.86	1,615	3.33

Fourth quarter 2005 operational earnings were $0.86 per share, up 153 percent from the fourth quarter 2004. The increase included a $0.47 per share, or 157 percent improvement in operational earnings from the competitive TXU Energy Holdings segment and a $0.10 per share improvement attributable to the reduction in average shares outstanding, partially offset by a $0.01 per share decrease in operational earnings from the regulated TXU Electric Delivery segment and a $0.04 per share increase in corporate expenses.

Full year 2005 operational earnings rose by $1.92 per share, or 136 percent, as a result of a $1.07 per share improvement in TXU Energy Holdings segment performance, a $0.10 per share improvement in TXU Electric Delivery segment performance, and a $0.79 per share improvement attributable to the reduction in the average number of shares outstanding, partially offset by a $0.04 per share increase in corporate expenses. A more detailed discussion of drivers of segment performance is provided in Business Segment Results.

Cash Flow and Financial Flexibility

The results of TXU’s restructuring and performance improvement program are evident in the continued improvement in returns, financial flexibility measures, and cash flow.

Table 5 below provides a summary of consolidated common stock and return measures at December 31, 2005 and 2004.

Table 5: Consolidated — Return Statistics

Twelve months ended 12/31/05 and 12/31/04; mixed measures

Return Statistic	12/31/05	12/31/04	% Change
Basic shares outstanding-end of period (millions)	471	480	(1.9)
Return on average common stock equity – based on net income (%)	420.6	(13.0)	—
Return on average common stock equity – based on operational earnings (%)	396.6	29.8	—
Return on average invested capital – based on adjusted net income (%)	16.2	5.7	—
Return on average invested capital – based on adjusted operational earnings (%)	15.4	8.4	83.3

TXU has made substantial progress in improving its financial flexibility as reflected in its credit metrics for 2005 as compared to 2004 in Table 6 below. Strong credit metrics are an essential determinant in TXU’s disciplined approach to capital allocation. TXU’s financial flexibility measures, EBITDA/interest and debt/EBITDA, have improved by 23 percent and 26 percent, respectively, over the course of the year, 63 percent and 39 percent since 2003, and are expected to continue to improve. Total debt, excluding $1.2 billion of transition bonds, increased $582 million compared to December 31, 2004. The increase was caused in part by the company seeking to lower its overall financing costs by redeeming $300 million aggregate liquidation amount of preference stock, refinancing a $95 million operating lease, as well as paying more than $270 million in litigation settlements relating to the consolidated class action shareholder lawsuit and potential claims from TXU Europe, thereby substantially improving the company’s risk profile. Combined, the cash deployed for these payments exceeded the absolute level of debt increase. These payments reduced TXU’s fixed charges and improved TXU’s risk profile at a time when key credit metrics and credit ratios also improved significantly, as shown in Table 6.

Table 6: Consolidated — Financial Flexibility Measures

Twelve months ended 12/31/05 and 12/31/04; $millions and ratios

Financial Flexibility Measure	12/31/05	12/31/04	Change	% Change
EBITDA (excluding special items)	3,919	2,740	1,179	43.0
Cash interest expense	801	680	121	17.8
Debt (excluding transition bonds)	12,213	11,631	582	5.0
EBITDA/interest	4.9	4.0	0.9	22.5
Debt/EBITDA	3.1	4.2	(1.1)	(26.2)

As shown in Table 7, 2005 cash provided by operating activities was $2.8 billion, an increase of $1.0 billion over 2004. The improvement was driven by higher earnings.

Table 7: Consolidated — Cash and Free Cash Flow

YTD 05 and YTD 04; $millions

Cash Flow Factor	YTD 05	YTD 04	Change	% Change
Cash provided by operating activities	2,793	1,758	1,035	58.9
Capital expenditures	(1,047)	(912)	(135)	(14.8)
Nuclear fuel	(57)	(87)	30	34.5
Free cash flow (non-GAAP)	1,689	759	930	—

Table 8 below represents available liquidity (cash and available credit facility capacity) as of January 31, 2006 and December 31, 2004. In March 2005, TXU Corp.’s subsidiaries increased the capacity under their credit facilities by $1 billion and lowered the cost and extended the terms of their credit facilities as part of the company’s ongoing efforts to improve liquidity and financial flexibility. In August 2005, TXU Corp.’s subsidiaries increased their bank commitments an additional $1 billion under a facility with terms similar to the facilities announced in March. TXU is targeting minimum available liquidity of $1.5 billion. The company reinstated its commercial paper program in the fourth quarter 2005 to reduce the cost and increase the efficiency of short term borrowings.

Table 8: Consolidated — Liquidity

Available amounts as of 1/31/06 and 12/31/04; $millions

Liquidity Component	Borrower	Maturity	1/31/06	12/31/04
Cash and cash equivalents			7	106
Commercial paper program	TXU Energy Co./TXU Electric Delivery Co.		(730)	—
$1.4 billion credit facility	TXU Energy Co./TXU Electric Delivery Co.	June 08	780	1,172
$1.0 billion credit facility	TXU Energy Co./TXU Electric Delivery Co.	August 08	1,000	—
$1.6 billion credit facility	TXU Energy Co./TXU Electric Delivery Co.	March 10	1,375	—
$500 million credit facility	TXU Energy Co./TXU Electric Delivery Co.	June 10	435	500
$500 million credit facility	TXU Energy Co.	December 09	—	500
Terminated facilities			—	531
Total liquidity			2,867	2,809

Business Segment Results

The following is a discussion of operational earnings by business segment. TXU Corp.’s businesses include the TXU Energy Holdings segment, the TXU Electric Delivery segment, and Corporate operations.

TXU Energy Holdings Segment

TXU Energy Company LLC, the competitive business segment of TXU Corp. (TXU Energy Holdings segment), consists of electricity generation (TXU Power), wholesale energy markets activities (TXU Wholesale), and consumer and business markets activities (TXU Energy). These operations are effectively managed as one business through TXU Wholesale, which manages the natural hedge inherent between TXU Energy and TXU Power through its robust risk management processes. TXU Power, TXU Wholesale, and TXU Energy conduct their operations through separate legal entities that, in accordance with regulatory requirements, operate independently within the competitive Texas power market.

The financial performance of the TXU Energy Holdings segment reflects the ongoing successful implementation of the performance improvement initiatives described above. In the fourth quarter 2005, the TXU Energy Holdings segment reported income from continuing operations of $423 million, $0.87 per share, versus zero per share for the fourth quarter 2004. There were no special items reported for the fourth quarter 2005. Special charges of $165 million, or $0.30 per share, were reported in the fourth quarter 2004, as detailed in Appendix Table A1. Operational earnings in the fourth quarter 2005 were $0.87 per share, a 190 percent increase over the $0.30 per share in the prior-year period. Excluding the effect of lower average shares outstanding, the TXU Energy Holdings segment operational earnings improved by $0.47 per share, or 157 percent.

For 2005, the TXU Energy Holdings segment reported income from continuing operations of $1.430 billion, $2.94 per share, a $2.26 per share increase over income from continuing operations of $0.68 per share in 2004. Special charges for 2005 were $6 million, $0.01 per share, as compared to $339 million, $0.53 per share in 2004, as detailed in Appendix Table A2. Operational earnings for 2005 were $2.95 per share, a 152 percent increase over the $1.17 per share in 2004. Excluding the effect of lower average shares, the TXU Energy Holdings segment operational earnings improved by $1.07 per share, or 91 percent.

Table 9 below reconciles the change in operational earnings from 2004 to 2005 for the fourth quarter and full year periods. Fourth quarter 2005 results improved $256 million, $0.57 per share, as a result of improved contribution margin and improved baseload plant productivity, reduced SG&A expense primarily due to performance improvements, increased other income and fewer average shares outstanding. 2005 results improved by $689 million, $1.78 per share, as a result of improved contribution margin, reduced SG&A expense and operating costs, increased other income and fewer average shares outstanding.

Table	9: TXU Energy Holdings Segment — Operational Earnings Reconciliation

Q4 04 to Q4 05 and YTD 04 to YTD 05; $ millions and $ per share

Earnings Factor	QTR $ Millions	QTR $ Per Share	YTD $ Millions	YTD $ Per Share
04 operational earnings	167	0.30	747	1.17
Contribution margin	291	0.53	777	1.21
Operating costs	3	0.01	33	0.05
Depreciation and amortization	3	—	37	0.06
SG&A	16	0.03	140	0.22
Franchise and revenue based taxes	—	—	3	—
Other income and deductions	40	0.07	46	0.07
Net interest	3	0.01	(1)	—
Income taxes	(100)	(0.18)	(346)	(0.54)
Effect of reduced shares	—	0.10	—	0.71
05 operational earnings	423	0.87	1,436	2.95

The $291 million increase in contribution margin for the fourth quarter 2005 versus the comparable 2004 period reflects higher retail and wholesale prices (primarily driven by increased natural gas and wholesale power prices), record fourth quarter production from the lignite/coal-fired generation plants, and lower lignite/coal costs, in large part due to lower operating costs in TXU’s mining operations. Wholesale electricity revenues for the fourth quarter 2005 increased $449 million, or 99 percent, as compared to the fourth quarter 2004 due to higher wholesale prices and sales volumes. These increases were partially offset by the effect on contribution margin of higher purchased power prices due to higher natural gas prices, decreased nuclear baseload generation plant output due to a planned refueling outage of Comanche Peak Unit 1 in October and November 2005, and decreased residential and business market sales volumes resulting from retail customer attrition. Other revenues increased $32 million primarily due to higher priced retail gas sales, which also resulted in increased cost of sales. Appendix Tables B and E provide details of operating revenues and total fuel and purchased power costs and delivery fees for the TXU Energy Holdings segment for the fourth quarter 2005 compared to the previous year period.

The reduction in operating costs for the fourth quarter 2005 compared to the prior year period was primarily due to lower employee benefits expense and the reduction of expenses associated with nine combustion turbine units no longer run for TXU Energy Holdings’ benefit, partially offset by approximately $21 million of incremental maintenance costs associated with the planned refueling outage for Comanche Peak Unit 1. There were no nuclear refueling outages in the fourth quarter 2004. SG&A expense for the fourth quarter 2005 declined $16 million primarily due to reduced shared services, including the effects of the Capgemini Energy outsourcing agreement, and reductions in incentive compensation. The $40 million net benefit to operational earnings of other income and deductions was primarily the result of $29 million in gains on the sales of land. Income tax expense included a $29 million credit for a reduction in certain previously established tax reserves due to current period events.

The TXU Energy Holdings segment contribution margin for full year 2005 increased $777 million over 2004 primarily due to higher retail and wholesale prices (primarily driven by increased natural gas and wholesale power prices) and record production and lower fuel costs in the lignite/coal-fired generation operations, partially offset by the effect on contribution margin of higher purchased power prices due to higher natural gas prices and heat rates, decreased nuclear baseload generation plant output due to two planned refueling outages in 2005, decreased sales volumes resulting from the effects of retail customer losses, and decreased net revenues from hedging and risk management activities. Wholesale electricity revenues for 2005 increased $921 million, or 49 percent, as compared to 2004 due to the effect of increased natural gas prices on wholesale prices and increased wholesale sales volumes. Other revenues for 2005, as compared to 2004 increased $12 million primarily due to higher priced retail gas sales. This was offset by increased cost of sales. The revenue increase was somewhat offset by lost revenue from the termination of the customer services agreement with TXU Gas and the sale in June 2004 of TXU Fuel assets. Appendix Table B provides details of operating revenues for the TXU Energy Holdings segment for the year-to-date period ended December 31, 2005 compared to previous year period.

Operating costs for 2005 as compared to 2004 decreased $33 million primarily due to lower employee benefit expenses, reduced expenses resulting from the termination of the customer services agreement with TXU Gas, the absence of operating costs related to the nine combustion turbine gas units that are no longer run for TXU’s use and the TXU Fuel assets sold in June 2004, partially offset by $25 million of incremental maintenance costs associated with planned refueling outages for both units of the nuclear generation plant in 2005 as compared to one unit in 2004. SG&A expense for 2005 declined $140 million primarily due to reductions in shared services expenses of $64 million including the effects of the Capgemini Energy outsourcing agreement, reductions in incentive compensation and pension and benefits expenses of $52 million, and decreased retail bad debt expenses of $41 million as a result of refining and consistently applying credit and collection policies, partially offset by increased consulting expenses related to development and implementation of the TXU Operating System to improve generation plant and mining operations. The reduction in depreciation and amortization expense for 2005 as compared to 2004 was primarily the result of lower depreciation rates for lignite/coal-fired generation facilities due to an increase in the estimated average depreciable lives of the assets and the write-off in 2004 of certain intangible assets.

Appendix Table C provides TXU Energy volume statistics. For the fourth quarter 2005, the 21.7 percent decrease in retail sales volumes as compared to the same 2004 period was predominantly due to a 40.7 percent decline in large business market volumes. Sales volumes for the fourth quarter 2005 also reflect a 10.7 percent decrease in mass market (residential and small business) sales as compared to the fourth quarter 2004; this decline reflects both a decline in total mass market customer levels due to competitive activity and decreased average usage during the quarter. Retail sales volumes for the full year 2005 declined 17.2 percent as compared to 2004. The 2005 decrease in retail sales volumes reflects a 37.8 percent decline in large business market volumes and a 5.6 percent decline in mass market volumes due to a 7.7 percent decline in mass market customers during the year as a result of robust competition especially in the first half of the year, partially offset by an increase in average residential customer usage for the full year.

Customer statistics for 2005 and 2004 are shown in Appendix Table D. The net retail customer attrition rate declined to 1.2 percent during the fourth quarter 2005 as compared to 2.5 percent in the third quarter 2005 and 2.0 percent in the fourth quarter 2004.

Appendix Tables E and F provide a summary of the TXU Energy Holdings segment generation and supply costs and operating statistics. Results for the fourth quarter 2005 reflect the highest production levels ever achieved by the company’s lignite/coal-fired generation plants, an increase in purchased power volumes due to higher sales volumes, and increased natural gas-fired generation due to profitable dispatch primarily to meet market demand during a cold weather period in early December, partially offset by a decrease in production from the nuclear generation plant due a planned nuclear refueling outage in the fall of 2005 that was not experienced in 2004. Baseload production improved 1.7 percent for 2005 as compared to 2004, notwithstanding a dual refueling outage year for the nuclear plant, primarily as a result of execution on the company’s operational performance initiatives. The nuclear plant achieved record output for a year in which both units were refueled. The increase in the average cost of fuel and purchased power for 2005 was the result of increased average costs of natural gas and purchased power due to higher gas prices and increased market heat rates, partially offset by a decrease in the costs of baseload plant fuel. Results for full year 2005 compared to 2004 reflect the impact of similar factors.

Risk Management and Hedging Update

As part of its financial strategy review, TXU updated its risk management and hedging strategy in October 2005. Overall, TXU will use a strengthened balance sheet and its complementary generation and retail businesses to manage its commodity price exposure; this approach considers the residential and business load to represent a near-term hedge to baseload generation that will be supplemented by market transactions to manage the company’s exposure to changes in natural gas prices. As shown in Table 10 below, with the implementation of this approach and recently completed market transactions,

TXU has mitigated over 95 percent of its estimated natural gas exposure over the next three years on a total portfolio basis with current estimated total portfolio length (exposure) relative to natural gas prices of 10 million MMBtu or less in 2006 and 2007 and 10 to 20 million MMBtu in 2008. For example, with this exposure and all other variables being equal, including mass market customer pricing and attrition, and with no impacts from cash flow hedge ineffectiveness (described below), a one dollar move in natural gas prices would be expected to change TXU’s overall EBITDA by $10 million or less in 2006 which is a change of less than one percent of total EBITDA. In addition to the activity through 2008, TXU has entered into incremental transactions in 2006 that reduce about 50 million MMBtu of its natural gas exposure for both 2009 and 2010. The hedging program enables TXU to increase the certainty of its cash flows over the next three years, at a time when it is undertaking a significant investment program in the electric delivery network and new power generation units.

While the use of market transactions can be effective in hedging the economic value of the portfolio, it may create period to period variations in reported earnings. TXU has entered into certain natural gas transactions to hedge power positions; these transactions are being accounted for as cash flow hedges. Changes in the values of these natural gas hedges that exceed changes in forward values of power will result in cash flow hedge ineffectiveness gains or losses. The ineffectiveness gains or losses are reported in hedging and risk management revenues. Because the majority of TXU’s cash flow hedges are in the 2007 to 2008 period, the cause of ineffectiveness related to the natural gas hedging program is principally due to forward market heat rate changes for that period. Movements in forward market heat rates during the fourth quarter 2005 resulted in ineffectiveness losses of $25 million related to the hedging program. This is mostly due to a 0.1 to 0.2 MMBtu/MWh decline in forward heat rates from October to year-end. Based on the current size of the natural gas hedging program, a 0.1 MMBtu/MWh change in market heat rate may cause up to an estimated $20 million to $35 million impact in cash flow hedge ineffectiveness.

As shown in Table 11, TXU’s overall heat rate position is generally consistent with what was disclosed in early November 2005, with the slight increase in 2006 primarily due to carryover of positions from 2005.

The company may adjust both its natural gas and heat rate positions in response to estimated generation production, customer churn and usage, wholesale market transactions, market commodity changes, risk management strategy and policy revisions, and other factors.

Tables 10 and 11 provide TXU’s current estimated natural gas and heat rate exposure, respectively.

Table 10: Natural Gas Position

06E – 08E; Million MMBtu

Position	06E	07E	08E
Total “generation long” position[6]	445	450	465
Retail “short” position[7]	(365)	(325)	(305)
Forward power and gas sales and other transactions	(70)	(115)	(140)
Estimated net position	0-10	0-10	10-20
Percentage hedged-percent	> 95	> 95	> 95

Table 11: Heat Rate Position

06E – 08E; Million MWh

Position	06E	07E	08E
Total “generation long” position[6]	68	66	67
Retail “short” position[7]	(51)	(43)	(39)
Forward power and gas sales and other transactions	1	2	1
Estimated net position	~18	~25	~29
Percentage hedged-percent	~74	~62	~57

TXU Electric Delivery Segment

The TXU Electric Delivery segment consists of TXU Electric Delivery Company, TXU Corp.’s regulated transmission and distribution business. TXU Electric Delivery is the sixth largest electric delivery company in the nation, delivering electricity to three million meters across a network of over 14,000 miles of transmission lines and 100,000 miles of distribution lines in the economically diverse North Central, East and West Texas. The North American Electric Reliability Council estimates a 2.0 to 2.5 percent annual growth rate in the North Texas service area over the next 10 years, one of the highest growth regions in their survey.

[6]	Includes solid fuel and gas plants
[7]	Assumes retail position diminishes over time due to competitor activity; acts as a short position while net margin remains at or below sustainable range of five to 10 percent.

The TXU Electric Delivery segment reported income from continuing operations of $49 million, $0.10 per share, for the fourth quarter 2005, compared to $35 million, $0.06 per share, in the fourth quarter 2004, an increase of 40 percent. There were no special charges reported in the current quarter versus a $0.04 per share effect for the fourth quarter 2004. Excluding the effect of lower average shares, the TXU Electric Delivery segment operational earnings for the fourth quarter 2005 decreased $0.01 per share.

For the full year 2005, reported income from continuing operations was $351 million, $0.72 per share, compared to $255 million, $0.42 per share, for 2004, an increase of 71 percent. Special charges were less than $0.01 per share for 2005 and were $0.05 per share for 2004. Excluding the effect of reduced weighted average shares outstanding, operational earnings for the segment improved by $0.10 per share over the prior year, an increase of 22 percent.

Table 12 below reconciles the change in operational earnings from 2004 to 2005 for the fourth quarter and full year periods.

Table 12: TXU Electric Delivery Segment — Operational Earnings Reconciliation

Q4 04 to Q4 05 and YTD 04 to YTD 05; $ millions and $ per share

Earnings Factor	QTR $ Millions	QTR $ Per Share	YTD $ Millions	YTD $ Per Share
04 operational earnings	55	0.10	288	0.45
Contribution margin (revenues)	37	0.07	168	0.26
Operating costs	(23)	(0.04)	(29)	(0.04)
Depreciation and amortization	(9)	(0.02)	(57)	(0.09)
SG&A	8	0.02	18	0.03
Franchise and revenue based taxes	(4)	(0.01)	1	—
Other income and deductions	(5)	(0.01)	(10)	(0.02)
Net interest	2	—	14	0.02
Income taxes	(12)	(0.02)	(41)	(0.06)
Effect of reduced shares	—	0.01	—	0.17
05 operational earnings	49	0.10	352	0.72

Fourth quarter 2005 operational earnings performance for the TXU Electric Delivery segment included an increase of $37 million in contribution margin (revenues) due to increased distribution revenues resulting from increased consumption primarily due to customer growth, higher transmission and distribution tariffs, and increased revenues related to transition charge tariffs to service securitization bonds, which are offset by additional amortization expense. Operating costs increased $23 million resulting primarily from an increase of $12 million in costs related to reliability improvement projects (including vegetation management). Depreciation and amortization expense increased $9 million, primarily due to property additions and increased amortization of regulatory assets as a result of the issuance of securitization bonds, which have equal associated transition revenues. Major drivers of the $8 million decrease in SG&A expense for the fourth quarter 2005 were reduced support services costs resulting from the Capgemini Energy outsourcing agreement and lower employee benefits expenses.

For the full year 2005, the TXU Electric Delivery segment’s $0.10 per share improved performance excluding the effect of reduced shares, included an increase of $168 million in contribution margin (revenues) due to increased distribution-related revenues resulting from warmer weather (approximately $30 million), customer growth and increased consumption, higher transmission-related revenues resulting from increased rates to reflect capital investments, and increased third party transmission tariffs, and increased revenues related to transition charge tariffs to service securitization bonds, which were offset by additional amortization expense. The $29 million increase in operating costs was primarily due to increased costs related to reliability improvement projects, higher property taxes, and third party transmission costs and meter expenses, partially offset by decreased costs for employee benefits expenses including lower health benefit expenses due to plan changes. The $57 million increase in depreciation and amortization expense for 2005 was due primarily to a $46 million increase in the amortization of regulatory assets as a result of securitization bonds issued in June 2004, which have equal associated transition revenues, and a $15 million increase due to property additions. Major drivers of the $18 million decrease in SG&A expense were lower support services costs as a result of the Capgemini Energy outsourcing agreement and reduced employee benefits expense.

Appendix Tables I, J1 and J2 summarize the details of the operating revenues and operating statistics for the TXU Electric Delivery segment for the fourth quarter and year-to-date periods 2005 and 2004.

Corporate

Corporate consists of TXU Corp.’s remaining non-segment operations, primarily discontinued operations, general corporate expenses, and interest on debt at the corporate level. For the fourth quarter 2005, the loss from continuing operations for Corporate was $58 million, $0.11 per share, as compared to a loss of $378 million, $0.70 per share, for the fourth quarter 2004. Deducting preference stock dividends and adjusting for special items in 2004 as detailed in Appendix Table A1, operational results were a loss of $0.11 per share in the fourth quarter 2005 as compared to a loss of $0.06 per share in the fourth quarter 2004.

Excluding the effect of reduced shares, fourth quarter 2005 expenses increased by $0.04 per share from the prior-year period. The change in the fourth quarter 2005 is primarily related to an increase in net interest expense resulting from a full quarter of interest paid in 2005 compared to one month of interest paid in the fourth quarter 2004 on TXU Corp.’s $3.5 billion of Senior Notes issued in late November 2004, partially offset by reduced preference stock dividends resulting from TXU Corp.’s June 2005 redemption of its $300 million aggregate liquidation amount of preference stock. Depreciation and amortization expense increased over the prior year period due to the reduction in the carrying value of software related to the Capgemini Energy transaction in December 2004. The decrease in SG&A costs in the fourth quarter 2005 reflects lower expenditures for consulting and professional services.

The full year 2005 $6 million loss from continuing operations for Corporate represented a loss of $1.03 per share, reflecting the dilution adjustment related to the true-up for the accelerated share repurchase program, as compared to a loss of $582 million, $0.97 per share, for 2004. Excluding the dilution effect of the accelerated share repurchase program, deducting preference stock dividends, and adjusting for special items of a credit of $0.32 per share in 2005 and a charge of $0.71 per share in 2004 as detailed in Appendix Table A2, operational results were a loss of $0.34 per share for 2005 as compared to a loss of $0.21 per share in 2004. Excluding the effect of reduced shares, the major drivers in the $0.04 per share increase in Corporate expenses for the full year are similar to those for the fourth quarter 2005, with increased interest expense somewhat offset by decreased SG&A expenses as a result of cost reduction initiatives.

2006 and 2007 Outlook Affirmed

TXU Corp.’s outlook for operational earnings remains at a range of $5.50 to $5.75 per share of common stock for 2006 and a two percent improvement relative to the midpoint of the 2006 outlook for 2007. The 2007 outlook reflects an estimated $0.15 per share increase in purchased power expense and operating costs associated with a planned 75-day outage to refuel and replace generators at Unit 1 of the Comanche Peak nuclear plant.

Additional Information

Additional information, including consolidating income statements, consolidating balance sheets, consolidated cash flow, and legal and regulatory summaries, can be obtained under the TXU Q4 2005 Earnings Results heading at www.txucorp.com/investres/default.aspx.

TXU Corp., a Dallas-based energy company, manages a portfolio of competitive and regulated energy businesses primarily in Texas. In the competitive TXU Energy Holdings segment (comprised of electricity generation, wholesale marketing and retailing), TXU Energy provides electricity and related services to 2.3 million competitive electricity customers in Texas, more customers than any other retail electric provider in the state. TXU Power has over 18,300 megawatts of generation in Texas, including 2,300 MW of nuclear and 5,837 MW of lignite/coal-fired generation capacity. The company is also one of the largest purchasers of wind-generated electricity in Texas and North America. TXU Wholesale optimizes the purchases and sales of energy for TXU Energy and TXU Power and provides related services to other market participants. TXU Corp.’s regulated segment, TXU Electric Delivery, is an electric distribution and transmission business that complements the competitive operations, using superior asset management skills to provide reliable electricity delivery to consumers. TXU Electric Delivery operates the largest distribution and transmission system in Texas, providing power to three million electric delivery points over more than 100,000 miles of distribution and 14,000 miles of transmission lines. Visit www.txucorp.com for more information about TXU Corp.

This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in the company’s SEC filings. In addition to the risks and uncertainties set forth in the company’s SEC filings, the forward-looking statements in this release could be affected by actions of rating agencies, delays in implementing any future price-to-beat fuel factor adjustments, the ability of the company to attract and retain profitable customers, changes in demand for electricity, the impact of weather, changes in wholesale electricity prices or energy commodity prices, the ability of the company to implement the initiatives that are part of its performance improvement program and growth strategy, and the terms under which the company executes those initiatives, and the decisions made and actions taken as a result of the company’s financial and growth strategies.

-END-

Investor Relations:			Media:
Tim Hogan	Bill Huber	Steve Oakley	Chris Schein
214-812-4641	214-812-2480	214-812-2220	214-875-8329

Appendix Tables

Appendix Table A1: Consolidated — Description of Special Items

Q4 05 and Q4 04; $ millions and $ per share after tax

Special Item	Income Statement Line	Q4 05 $ Millions	Q4 05 $ Per Share	Q4 04 $ Millions	Q4 04 $ Per Share
TXU Energy Holdings segment:
Outsourcing/transition costs	Other deductions	—	—	11	0.02
Lease termination expense	Other deductions	—	—	117	0.21
Power contract settlement	Other deductions	—	—	66	0.12
Disposition of property	Other income	—	—	(38)	(0.07)
Other	Other deductions	—	—	9	0.02
TXU Electric Delivery segment:
Rate case settlement reserve	Other deductions	—	—	14	0.03
Outsourcing/transition costs	Other deductions	—	—	6	0.01
Corporate:
Compensation/professional fees	SG&A expense	—	—	15	0.03
Outsourcing/transition costs	Other deductions	—	—	1	—
Liability management expense	Other deductions	—	—	339	0.62
Litigation settlement expense	Other deductions	—	—	(9)	(0.02)
Total		—	—	531	0.97

Appendix Table A2: Consolidated - Description of Special Items

YTD 05 and YTD 04; $ millions and $ per share after tax

Special Item	Income Statement Line	YTD 05 $ Millions	YTD 05 $ Per Share	YTD 04 $ Millions	YTD 04 $ Per Share
TXU Energy Holdings segment:
Outsourcing/transition costs	Other deductions	6	0.01	72	0.11
Inventory/gas plant write-down	Other deductions	—	—	55	0.09
Lease termination expense	Other deductions	—	—	117	0.18
Power contract settlement	Other deductions	—	—	66	0.10
Software projects write-off	Other deductions	—	—	69	0.11
Disposition of property	Other income	—	—	(50)	(0.08)
Other	Other deductions	—	—	10	0.02
TXU Electric Delivery segment:
Rate case settlement	Other deductions	—		14	0.02
Outsourcing/transition costs	Other deductions	1	—	19	0.03
Corporate:
Litigation settlement benefit	Other income	(23)	(0.05)
Compensation/professional fees	SG&A expense	3	0.01	86	0.13
Litigation settlement	Other deductions	—	—	56	0.09
Liability management expense	Other deductions	—	—	384	0.60
Outsourcing/transition costs	Other deductions	1	—	5	0.01
Income tax benefit	Income tax expense	(138)	(0.28)	(75)	(0.12)
Total		(150)	(0.31)	828	1.29

Appendix Table B: TXU Energy Holdings Segment — Operating Revenues

Q4 05 vs. Q4 04 and YTD 05 vs. YTD 04; $ millions and mixed measures

Operating Revenue Component	Q4 05	Q4 04	% Change	YTD 05	YTD 04	% Change
Retail electricity revenues[8]:
Native market:
Residential	762	692	10.1	3,444	3,164	8.8
Small business	254	237	7.2	1,086	1,103	(1.5)
Total native market	1,016	929	9.4	4,530	4,267	6.2
Other markets:
Residential	95	70	35.7	405	298	35.9
Small business	15	8	87.5	65	34	91.2
Total other markets	110	78	41.0	470	332	41.6
Large business	324	405	(20.0)	1,330	1,771	(24.9)
Total retail electricity revenues	1,450	1,412	2.7	6,330	6,370	(0.6)
Wholesale electricity revenues	905	456	98.5	2,807	1,886	48.8
Hedging and risk mgmt. activities:
Net realized gains (losses) on settled positions	(5)	(25)	80.0	(40)	6	—
Reversal of prior year net unrealized gains	(3)	(14)	78.6	(23)	(61)	62.3
Other net unrealized gains (losses)[9]	(34)	(3)	—	(101)	(48)	—
Total	(42)	(42)	—	(164)	(103)	(59.2)
Other revenues	112	80	40.0	354	342	3.5
Total operating revenues	2,425	1,906	27.2	9,327	8,495	9.8
Average revenue ($/MWh):
Residential	130.34	103.02	26.5	117.86	101.88	15.7
Small business	133.41	109.89	21.4	118.90	104.87	13.4
Large business	98.21	72.68	35.1	83.96	69.54	20.7
Average wires charge ($/MWh)	25.68	21.68	18.5	24.20	21.75	11.3

[8]	Breakout of native and other markets are estimates and provided for reference only.
[9]	Net unrealized mark-to-market gains/(losses): fourth quarter 2005 includes $33 million of ineffectiveness losses related to cash flow hedges versus no ineffectiveness gains or losses for the comparable period in 2004. Year-to-date 2005 includes $31 million of ineffectiveness losses related to cash flow hedges versus $21 million of ineffectiveness losses for the comparable period in 2004.

Appendix Table C: TXU Energy Holdings Segment — Retail and Wholesale Sales

Q4 05 vs. Q4 04 and YTD 05 vs. YTD 04; mixed measures

Volume Component	Q4 05	Q4 04	%Change	YTD 05	YTD 04	%Change
Retail electricity sales (GWh):
Native market:
Residential	5,858	6,652	(11.9)	29,239	30,897	(5.4)
Small business	1,880	2,141	(12.2)	9,004	10,476	(14.1)
Total native market	7,738	8,793	(12.0)	38,243	41,373	(7.6)
Other markets:
Residential	715	744	(3.9)	3,416	3,089	10.6
Small business	137	86	59.3	674	363	85.7
Total other markets	852	830	2.7	4,090	3,452	18.5
Large business	3,303	5,574	(40.7)	15,843	25,466	(37.8)
Total retail electricity sales	11,893	15,197	(21.7)	58,176	70,291	(17.2)
Wholesale electricity sales	15,419	11,656	32.3	52,001	48,309	7.6
Total electricity sales	27,312	26,853	1.7	110,177	118,600	(7.1)
Volumes (GWh) – weather adjusted[10]:
Residential	6,591	7,396	(10.9)	31,612	33,987	(7.0)
Small business	2,015	2,227	(9.5)	9,533	10,839	(12.0)
Large business	3,322	5,574	(40.4)	15,828	25,466	(37.8)
Average KWh/customer[11]:
Residential	3,295	3,411	(3.4)	15,825	15,619	1.3
Small business	6,956	7,015	(0.8)	32,078	34,095	(5.9)
Large business	60,347	73,698	(18.1)	243,538	351,542	(30.7)
Average KWh/customer – weather adjusted[10]:
Residential	3,305	3,411	(3.1)	15,319	15,619	(1.9)
Small business	6,949	7,015	(0.9)	31,598	34,095	(7.3)
Large business	60,700	73,698	(17.6)	243,304	351,542	(30.8)
Weather – percent of normal[12]:
Cooling degree days	146.1	123.0	18.8	107.0	90.0	18.9
Heating degree days	91.3	85.5	6.8	90.0	90.1	(0.1)

[10]	2005 amounts adjusted for estimated weather effect as compared to 2004.
[11]	Based upon the average of the period beginning and ending customers.
[12]	Average for service territory is based on a 50 percent - Dallas/Fort Worth, 25 percent - Mineral Wells and 25 percent Waco weighting. Weather data is obtained from WeatherBank, Inc., an independent company that collects and archives weather data from reporting stations of the National Oceanic and Atmospheric Administration (a federal agency under the U.S. Department of Commerce).

Appendix Table D: TXU Energy Holdings Segment — Retail Customer Counts

Q4 05 vs. Q3 05 and YTD 05 vs. YTD 04; end of period, thousands, # of meters

Customer Component	Q4 05	Q3 05	% Change	YTD 05	YTD 04	% Change
Retail electricity customers:
Native market:
Residential	1,769	1,804	(1.9)	1,769	1,951	(9.3)
Small business	281	285	(1.4)	281	309	(9.1)
Total native market	2,050	2,089	(1.9)	2,050	2,260	(9.3)
Other markets:
Residential	213	203	4.9	213	194	9.8
Small business	7	7	—	7	6	16.7
Total other markets	220	210	4.8	220	200	10.0
Large business	55	55	—	55	76	(27.6)
Total retail electricity customers	2,325	2,354	(1.2)	2,325	2,536	(8.3)
Estimated share of market[13](%):
Native market:
Residential	72	74	(2.7)	72	81	(11.1)
Small business	71	73	(2.7)	71	78	(9.0)
Total ERCOT:
Residential	39	40	(2.5)	39	44	(11.4)
Small business	29	30	(3.3)	29	31	(6.5)
Large business	17	21	(19.0)	17	33	(48.5)

Appendix Table E: TXU Energy Holdings Segment — Fuel and Purchased Power Costs and Delivery Fees

Q4 05 vs. Q4 04 and YTD 05 vs. YTD 04; $ millions

Cost Component	Q4 05	Q4 04	% Change	YTD 05	YTD 04	% Change
Nuclear fuel	18	22	(18.2)	78	82	(4.9)
Lignite/coal	121	134	(9.7)	475	506	(6.1)
Total baseload fuel	139	156	(10.9)	553	588	(6.0)
Gas/oil fuel and purchased power costs	803	548	46.5	3,060	2,912	5.1
Other costs	84	72	16.7	281	221	27.1
Fuel and purchased power costs	1,026	776	32.2	3,894	3,721	4.6
Delivery fees	310	332	(6.6)	1,426	1,544	(7.6)
Fuel and purchased power costs and delivery fees	1,336	1,108	20.6	5,320	5,265	1.0

[13]	End of period. Estimated market share for residential and small and medium business is based on the estimated number of customers (meters) in the native market and the estimated number of customers (meters) in ERCOT that have choice. Estimated market share for large business is based on the estimated annualized consumption for this overall market within ERCOT.

Appendix Table F: TXU Energy Holdings Segment — Generation and Supply Statistics

Q4 05 vs. Q4 04 and YTD 05 vs. YTD 04; mixed measures

Generation and Supply Statistic	Q4 05	Q4 04	% Change	YTD 05	YTD 04	% Change
Production and purchased power (GWh):
Nuclear (baseload)	4,225	5,097	(17.1)	18,371	18,979	(3.2)
Lignite/coal (baseload)	11,283	10,476	7.7	44,005	42,339	3.9
Total baseload generation	15,508	15,573	(0.4)	62,376	61,318	1.7
Gas/oil generation	557	426	30.8	3,504	4,726	(25.9)
Purchased power	11,658	11,342	2.8	46,133	56,007	(17.6)
Total energy supply	27,723	27,341	1.4	112,013	122,051	(8.2)
Less line loss and power imbalances	411	488	(15.8)	1,836	3,451	(46.8)
Net energy supply	27,312	26,853	1.7	110,177	118,600	(7.1)
Baseload capacity factors (%):
Nuclear	83.7	100.7	(16.9)	91.5	94.3	(3.0)
Lignite/coal	91.2	84.3	8.2	89.8	86.0	4.4
Total baseload	89.1	88.9	0.2	90.3	88.4	2.1
Adjusted baseload capacity factors[14] (%):
Nuclear	102.1	100.7	1.4	101.1	99.5	1.6
Lignite/coal	96.5	91.4	5.6	95.9	92.6	3.6
Total baseload	98.1	94.0	4.4	97.4	94.6	3.0

Appendix Table G: TXU Energy Holdings — Maturity Dates of Unrealized Net Commodity Contract Assets

12/31/05; $ millions unless noted

Source of Fair Value	Less Than 1 Year	1-3 Years	4-5 Years	More Than 5 Years	Total
Prices actively quoted	40	100	17	—	157
Prices provided by other external sources	(87)	(46)	(25)	—	(158)
Prices based on models	36	1	—	—	37
Total	(11)	55	(8)	—	36
Percentage (%) of total fair value	(31)	153	(22)	—	100

[14]	Excludes planned outages and economic back-down.

Appendix Table H: TXU Energy Holdings Segment — Changes in Commodity Contract Assets and Liabilities

YTD 05; $ millions

Change Component	Impact
Net commodity contract asset — beginning of period	23
Settlements of positions included in the opening balance[15]	(23)
Unrealized mark-to-market valuations of positions held — end of period	32
Other activity[16]	(88)
Net commodity contract liability — end of period	(56)

Appendix Table I: TXU Electric Delivery Segment — Operating Revenues

Q4 05 vs. Q4 04 and YTD 05 vs. YTD 04; $ millions

Revenue Component	Q4 05	Q4 04	% Change	YTD 05	YTD 04	% Change
Electricity transmission and distribution:
Affiliated (TXU Energy Holdings)	279	319	(12.5)	1,278	1,420	(10.0)
Nonaffiliated	296	219	35.2	1,116	806	38.5
Total	575	538	6.9	2,394	2,226	7.5

Appendix Table J1: TXU Electric Delivery Segment — Operating Statistics

Q4 05 and Q4 04; mixed measures

Operating Statistic	Q4 05	Q4 04	% Change
Volumes - Electricity distribution (GWh)	23,845	22,529	5.8
Electricity points of delivery - number of meters (end of period, in thousands)[17]	3,013	2,971	1.4
System Average Interruption Duration Index (SAIDI) (non-storm)[18]	76.79	75.51	1.7
System Average Interruption Frequency Index (SAIFI) (non-storm)[18]	1.17	1.10	6.4
Customer Average Interruption Duration Index (CAIDI) (non-storm)[18]	65.60	68.75	(4.6)

Appendix Table J2: TXU Electric Delivery Segment — Operating Statistics

YTD 05 and YTD 04; mixed measures

Operating Statistic	YTD 05	YTD 04	% Change
Volumes - Electricity distribution (GWh)	106,780	101,928	4.8

Appendix Table K: Details of Discontinued Operations

Q4 05, Q4 04, YTD 05 and YTD 04; $ millions and $ per share after tax

Discontinued Operation	Q4 05	Q4 05	Q4 04	Q4 04	YTD 05	YTD 05	YTD 04	YTD 04
TXU Energy Holdings segment	(2)	—	(1)	—	(8)	(0.02)	(34)	(0.06)
TXU Australia	5	0.01	3	0.01	10	0.02	177	0.30
TXU Gas	(4)	(0.01)	(112)	(0.21)	3	0.01	(282)	(0.47)
Corporate	1	—	(178)	(0.33)	—	—	517	0.86
Total	—	—	(288)	(0.53)	5	0.01	378	0.63

[15]	Represents unrealized mark-to-market valuations of these positions recognized in earnings prior to the beginning of the period.
[16]	These activities have no effect on unrealized mark-to-market valuations. Includes initial values of positions involving the receipt or payment of cash or other consideration such as option premiums paid and received and related amortization. Also includes $75 million of net cash received in 2005 related to natural gas physical swap transactions and a $12 million charge related to nonperformance by a coal-contract counterparty.
[17]	Includes lighting sites, principally guard lights, for which TXU Energy Retail is the REP, which are not included in TXU Energy Retail’s customer count. Such sites totaled 86,495 and 95,252 at December 31, 2005 and 2004, respectively. Adjusting for the guard lights, which have minimal value, points of delivery increased 1.8 percent.
[18]	SAIDI is the number of minutes in a year the average customer is out of electric service. SAIFI is the number of times in a year the average customer experiences an interruption to electric service. CAIDI is the duration in minutes of the average interruption to electric service for those customers experiencing an outage.

Attachment 1: Financial Definitions

Cash Interest Expense (non-GAAP): Interest expense and related charges less amortization of discount and reacquired debt expense plus capitalized interest. Cash interest expense is a measure used by TXU to assess credit quality.

Contribution Margin: Operating revenues (GAAP) less fuel and purchased power costs and delivery fees (GAAP).

Debt/EBITDA (non-GAAP): Total debt less transition bonds and debt-related restricted cash divided by EBITDA. Transition, or securitization, bonds are serviced by a regulatory transition charge on wires rates and are therefore excluded from debt in credit reviews. Debt-related restricted cash is treated as net debt in credit reviews. Debt/EBITDA is a measure used by TXU to assess credit quality.

EBIT (non-GAAP): Income from continuing operations before interest income, interest expense and related charges, and income tax and special items. EBIT is a measure used by TXU to assess performance.

EBITDA (non-GAAP): Income from continuing operations before interest income, interest expense and related charges, and income tax plus depreciation and amortization and special items. EBITDA is a measure used by TXU to assess performance.

EBITDA/Interest (non-GAAP): EBITDA divided by cash interest expense is a measure used by TXU to assess credit quality.

Free Cash Flow (non-GAAP): Cash provided by operating activities less capital expenditures and nuclear fuel. Used predominantly as a forecasting tool to estimate cash available for dividends, debt reduction, and other investments.

Income from Continuing Operations per Share (GAAP): Per share (diluted) income from continuing operations before extraordinary gain, before preference stock dividends.

Operational Earnings (non-GAAP): Income from continuing operations net of preference stock dividends, excluding special items, the adjustment in 2005 for the cost of the true-up payment on the 52.5 million share accelerated common stock repurchase and the adjustment in 2004 for the dilution effect of the convertible senior notes, the majority of which were repurchased in the fourth quarter of 2004. TXU relies on operational earnings for evaluation of performance and believes that analysis of the business by external users is enhanced by visibility to both reported GAAP earnings and operational earnings.

Operational Earnings per Share (non-GAAP): Per share (diluted) income from continuing operations net of preference stock dividends, excluding special items and the adjustment in 2005 for the cost of a true-up payment on the 52.5 million share accelerated common stock repurchase and the adjustment in 2004 for the dilution effect of the convertible senior notes, the majority of which were repurchased in the fourth quarter of 2004.

Reported Earnings per Share (GAAP): Per share (diluted) net income available to common shareholders.

Return on Average Common Stock Equity Based on Net Income (GAAP): Twelve months ended net income available to common shareholders (GAAP) divided by the average of the beginning and ending common stock equity (GAAP) for the period calculated.

Return on Average Common Stock Equity Based on Operational Earnings (non-GAAP): Twelve months ended operational earnings (non-GAAP) divided by the average of the beginning and ending common stock equity (GAAP) for the period calculated. This measure is used to evaluate operational performance and management effectiveness.

Return on Average Invested Capital Based on Adjusted Net Income (non-GAAP): Twelve months ended net income (GAAP) plus after-tax interest expense and related charges net of interest income on restricted cash related to debt, divided by the average of the beginning and ending total capitalization less debt-related restricted cash for the period calculated. This measure is used to evaluate operational performance and management effectiveness.

Return on Average Invested Capital Based on Adjusted Operational Earnings (non-GAAP): Twelve months ended operational earnings (non-GAAP) plus preference stock dividends plus after-tax interest expense and related charges net of interest income on restricted cash related to debt, divided by the average of the beginning and ending total capitalization less debt-related restricted cash for the period calculated. This measure is used to evaluate operational performance and management effectiveness.

Special Items: Unusual charges related to the implementation of the performance improvement program and other charges, credits or gains that are unusual or nonrecurring. Special items are included in reported GAAP earnings, but are excluded from operational earnings. Special items associated with the performance improvement program include debt extinguishment losses and costs related to severance programs, asset impairments and facility closures.

Total Capitalization (GAAP): Total debt (GAAP) plus shareholders equity (GAAP).

Total Debt (GAAP): Long-term debt (including current portion), plus bank loans and commercial paper plus long-term debt held by subsidiary trusts plus preferred securities of subsidiaries, including exchangeable preferred membership interests (EPMI).

Total Debt less Transition Bonds and Restricted Cash (non-GAAP): TXU also uses a total debt measure that excludes transition bonds and restricted cash. Transition, or securitization, bonds are serviced by a regulatory transition charge on wires rates and are therefore excluded from debt in credit reviews. Debt-related restricted cash is treated as net debt in credit reviews. TXU uses this measure to evaluate its debt and capitalization levels.

Exhibits: Regulation G – Reconciliation of Non-GAAP Financial Measures to the Most Directly Comparable GAAP

Attachment 2: Financial Measures

Exhibit 1: Return on Average Common Stock Equity Calculation

Twelve months ended 12/31/05 and 12/31/04; $ millions unless otherwise noted

Component	12/31/05	12/31/04	Ref
Net income (loss) available to common shareholders	1,712	(386)	A
Income from continuing operations before extraordinary gain and cumulative effect of changes in accounting principles	1,775	81
Special items	(150)	828
Preference stock dividends	(10)	(22)
Operational earnings	1,615	887	B
Average common equity	407	2,979	C
Return on average common equity - based on net income (A/C) (%)	420.6	(13.0)
Return on average common equity - based on operational earnings (B/C) (%)	396.6	29.8

Exhibit 2: Return on Average Invested Capital Calculation

Twelve months ended 12/31/05 and 12/31/04; $ millions unless otherwise noted

Component	12/31/05	12/31/04	Ref
Net income	1,722	485
After-tax interest expense and related charges net of interest income (a)	490	434
Total return (based on net income)	2,212	919	A
Operational earnings	1,615	887
Preference stock dividends	10	22
After-tax interest expense and related charges net of interest income (a)	490	434
Total return (based on operational earnings)	2,115	1,343	B
Average total capitalization	13,692	16,019	C
Return on average invested capital - based on adjusted net income (A/C) (%)	16.2	5.7
Return on average invested capital - based on adjusted operational earnings (B/C) (%)	15.4	8.4
(a) After-tax interest expense and related charges net of interest income
Interest expense	802	695
Interest income	(48)	(28)
Net	754	667
Tax at 35%	264	233
Net of tax	490	434

Exhibit 3: Interest and Debt Coverage Ratios

Twelve months ended 12/31/05 and 12/31/04; $ millions unless otherwise noted

Component	12/31/05	12/31/04	Ref
Income from continuing operations before income taxes and extraordinary gain	2,407	123
Interest expense and related charges	802	695
Interest income	(48)	(28)
Depreciation and amortization	776	760
EBITDA	3,937	1,550
Special items	(18)	1,190
EBITDA (excluding special items)	3,919	2,740	A
Interest expense and related charges	802	695
Amortization of discount and reacquired debt expense	(18)	(27)
Capitalized interest	17	12
Cash interest expense	801	680	B
Total debt	13,380	12,889	C
Transition bonds	(1,167)	(1,258)
Debt-related restricted cash	—	—
Total debt less transition bonds and restricted cash	12,213	11,631	D
Cash provided by operating activities	2,793	1,758	E
Reconciling adjustments from cash flow statement	1,018	1,677	F
Income from continuing operations (E-F)	1,775	81
EBITDA/interest – ratio (A/B)	4.9	4.0
Debt/EBITDA – ratio (D/A)	3.1	4.2
Cash provided by operating activities+cash interest expense/cash interest expense–ratio (E+B/B)	4.5	3.6
Total debt/cash provided by operating activities – ratio (C/E)	4.8	7.3

Exhibit 4a: Consolidated — Operational Earnings Reconciliation

Q4 05; $ millions and $ per share after tax

Factor	Energy Holdings	Energy Holdings	Electric Delivery	Electric Delivery	Corp.	Corp.	Total	Total
Operational earnings	423	0.87	49	0.10	(58)	(0.11)	414	0.86
Special items	—	—	—	—	—	—	—	—
Income (loss) from cont. operations	423	0.87	49	0.10	(58)	(0.11)	414	0.86
Discontinued operations	(2)	—	—	—	2	—	—	—
Extraordinary loss	—	—	—	—	(50)	(0.10)	(50)	(0.10)
Cumulative effect of accounting change	(8)	(0.02)	—	—	—	—	(8)	(0.02)
Net income to common	413	0.85	49	0.10	(106)	(0.21)	356	0.74
Average shares – diluted								485

Exhibit 4b: Consolidated — Operational Earnings Reconciliation

Q4 04; $ millions and $ per share after tax

Factor	Energy Holdings	Energy Holdings	Electric Delivery	Electric Delivery	Corp.	Corp.	Total	Total
Operational earnings	167	0.30	55	0.10	(38)	(0.06)	184	0.34
Special items	(165)	(0.30)	(20)	(0.04)	(346)	(0.63)	(531)	(0.97)
Effect of share dilution/rounding	—	—	—	—	—	(0.02)	—	(0.02)
Preference stock dividends	—	—	—	—	6	0.01	6	0.01
Income (loss) from cont. operations	2	—	35	0.06	(378)	(0.70)	(341)	(0.64)
Discontinued operations	(1)	—	—	—	(287)	(0.53)	(288)	(0.53)
Cumulative effect of accounting change	4	0.01	2	—	4	0.01	10	0.02
Preference stock dividends	—	—	—	—	(6)	(0.01)	(6)	(0.01)
Net income to common	5	0.01	37	0.06	(667)	(1.23)	(625)	(1.16)
Average shares – diluted								548
Average shares – basic (GAAP)								539

Exhibit 4c: Consolidated — Operational Earnings Reconciliation

YTD 05; $ millions and $ per share after tax

Factor	Energy Holdings	Energy Holdings	Electric Delivery	Electric Delivery	Corp.	Corp.	Total	Total
Operational earnings	1,436	2.95	352	0.72	(173)	(0.34)	1,615	3.33
Special items	(6)	(0.01)	(1)	—	157	0.32	150	0.31
Effect of ASR true-up	—	—	—	—	—	(1.02)	—	(1.02)
Effect of share dilution/rounding	—	—	—	—	—	(0.01)	—	(0.01)
Preference stock dividends	—	—	—	—	10	0.02	10	0.02
Income (loss) from cont. operations	1,430	2.94	351	0.72	(6)	(1.03)	1,775	2.63
Discontinued operations	(8)	(0.02)	—	—	13	0.03	5	0.01
Extraordinary loss	—	—	—	—	(50)	(0.10)	(50)	(0.10)
Cumulative effect of accounting change	(8)	(0.02)	—	—	—	—	(8)	(0.02)
Preference stock dividends	—	—	—	—	(10)	(0.02)	(10)	(0.02)
Net income to common	1,414	2.90	351	0.72	(53)	(1.12)	1,712	2.50
Average shares – diluted								486

Exhibit 4d: Consolidated — Operational Earnings Reconciliation

YTD 04; $ millions and $ per share after tax

Factor	Energy Holdings	Energy Holdings	Electric Delivery	Electric Delivery	Corp.	Corp.	Total	Total
Operational earnings	747	1.17	288	0.45	(148)	(0.21)	887	1.41
Special items	(339)	(0.53)	(33)	(0.05)	(456)	(0.71)	(828)	(1.29)
Effect of share dilution/rounding	—	0.04	—	0.02	—	(0.09)	—	(0.03)
Preference stock dividends	—	—	—	—	22	0.04	22	0.04
Income (loss) from cont. operations	408	0.68	255	0.42	(582)	(0.97)	81	0.13
Discontinued operations	(34)	(0.06)	—	—	412	0.69	378	0.63
Extraordinary gain	—	—	16	0.03	—	—	16	0.03
Cumulative effect of accounting change	4	0.01	2	—	4	0.01	10	0.02
Buyback premium on EPMI	—	—	—	—	(849)	(1.41)	(849)	(1.41)
Preference stock dividends	—	—	—	—	(22)	(0.04)	(22)	(0.04)
Net income to common	378	0.63	273	0.45	(1,037)	(1.72)	(386)	(0.64)
Average shares – diluted								641
Average shares – basic (GAAP)								600